Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated February 10, 2012, related to the combined financial statements of Dynacast Group as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010, which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the fact that the results may not necessarily be indicative of the conditions that would have existed or the results of operations and cash flows if the Dynacast Group had been operated as a stand-alone company, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE LLP

London, United Kingdom

February 10, 2012